EXHIBIT 3.2

Amendment to the
Amended and Restated Bylaws
Of
Lam Research Corporation

     The undersigned hereby certifies that he is the duly elected, qualified and acting Assistant Secretary of Lam Research Corporation (the “Corporation”) and that the following resolution amending the Bylaws of the Corporation was approved on February 17, 2005 at a duly called meeting of the Board of Directors of the Corporation:

     RESOLVED, That, in the judgment of the Board of Directors (the “Board”) of Lam Research Corporation (the “Company”), it is deemed advisable to amend the Bylaws of the Company (the “Bylaws”) to change Sections 3.2 and 3.14 in their entirety to read as follows:

“3.2 NUMBER OF DIRECTORS

“The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors then in office.

“No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.”

“3.14 APPROVAL OF LOANS TO OFFICERS

“The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries who is not an “executive officer” (as such term is defined in the Securities Exchange Act of 1934, as amended) or a director of the corporation, whenever in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.”

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand set his hand and affixed the corporate seal this 23rd day of February, 2005.

/s/ George M. Schisler
George M. Schisler, Assistant Secretary